Exhibit 10.4

H.H. GREGG

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ADOPTION OF

H.H. GREGG SUPPLEMENTAL

EXECUTIVE RETIREMENT PLAN

Pursuant to resolutions adopted by the Board of Directors of Gregg Appliances, Inc. (the “Company”) on January 22, 2001, the undersigned officers of the Company hereby adopt H.H. Gregg Supplemental Executive Retirement Plan, effective as of April 1, 2000, on behalf of the Company, in the form attached hereto.

Dated this 22nd day of January, 2001.

GREGG APPLIANCES, INC.

		By:	/s/ Jerry W. Throgmartin
Name: Jerry W. Throgmartin Title: President

ATTEST:

/s/ Michael D. Stout
Its:	/s/ Secretary

H.H. GREGG

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

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TABLE OF CONTENTS

(continued)

ARTICLE		PAGE

Section 7.10.	Evidence	5

Section 7.11.	Action by Company	5

Section 7.12.	Severability	5

Section 7.13.	Funding	5

Section 7.14.	Information to be Furnished by Participants	6

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ARTICLE I

INTRODUCTION

Section 1.1. Purpose. The purpose of the H.H. Gregg Supplemental Executive Retirement Plan (the “Plan”) is to provide a select group of management or highly compensated employees with supplemental retirement benefits. It is the intention of Gregg Appliances, Inc. (the “Company”) that the Plan constitute an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Consequently, it will be administered and its provisions interpreted consistently with that intention.

Section 1.2. Effective Date; Plan Year. The “Effective Date” of the Plan is April 1, 2000. The “Plan Year” is the 12-month period beginning on each April 1 and ending on the next following March 31.

Section 1.3. Administration. The Plan will be administered by the Company or by a committee appointed by the Company (the “Administrator”). The Administrator, from time to time, may adopt any rules and procedures it deems necessary or desirable for the proper and efficient administration of the Plan that are consistent with the terms of the Plan. Any notice or document required to be given or filed with the Administrator will be properly given or filed if delivered to or mailed, by registered mail, postage paid, to Jerry W. Throgmartin, Gregg Appliances, Inc., 4151 E. 96th Street, Indianapolis, Indiana 46240.

Section 1.4. Supplements. The provisions of the Plan may be modified by supplements to the Plan. The terms and provisions of each supplement are a part of the Plan and supersede any other provisions of the Plan to the extent necessary to eliminate any inconsistencies between the supplement and any other Plan provisions.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

Participation in the Plan will be limited to those management or highly compensated employees of the Company or of any Affiliate who, from time to time, are designated to participate by the Company. A designated employee will become a Plan “Participant” as of the later of the Effective Date or the date specified by the Company. A Participant may be removed as an active Participant under the Plan by the Company as of any future date so that no credits will be made to his Account under Section 3.2 on or after that date. For purposes of this Plan, the term “Affiliate” means any corporation or trade or business treated as an affiliate under a tax-qualified retirement plan maintained by the Company.

ARTICLE III

BENEFITS

Section 3.1. Plan Accounts. The Administrator will establish and maintain an “Account” under the Plan for each Participant, to which the Administrator will credit the amounts as provided in this Article III and debit payments made as provided in Article IV.

Section 3.2. Company Credits. As of the last day of each Plan Year, a Participant who is employed by the Company on that day will receive a credit to his Account in an amount determined as follows:

(a)	In the case of a Participant who is classified by the Company as an officer of the Company, (i) if the Company’s pre-tax net profit for the Plan Year equals or exceeds four percent, the credit will equal ten percent of the Participant’s base salary; (ii) if the Company’s pre-tax net profit for the Plan Year is at least two percent, but not four percent, the credit will equal seven percent of the Participant’s base salary; and (iii) if the Company’s pre-tax net profit for the Plan Year is less than two percent, no credit will be made.

(b)	In the case of a Participant who is classified by the Company as a senior manager of the Company, (i) if the Company’s pre-tax net profit for the Plan Year equals or exceeds four percent, the credit will equal seven percent of the Participant’s base salary; (ii) if the Company’s pre-tax net profit for the Plan year is at least two percent, but not four percent, the credit will equal five percent of the Participant’s base salary; and (iii) if the Company’s pre-tax net profit for the Plan Year is less than two percent, no credit will be made.

(c)	In the case of a Participant who is classified by the Company as a manager of the Company, (i) if the Company’s pre-tax net profit for the Plan Year equals or exceeds four percent, the credit will equal five percent of the Participant’s base salary; (ii) if the Company’s pre-tax net profit for the Plan Year is at least two percent, but not four percent, the credit will equal three percent of the Participant’s base salary; and (iii) if the Company’s pre-tax net profit for the Plan Year is less than two percent, no credit will be made.

(d)	In addition to the credits described in subsections (a), (b) and (c), the Administrator may credit any Participant’s Account with an additional amount, in an amount it determines in its sole discretion.

Section 3.3. Interest Credits. As of the last day of each Plan Year, each Participant’s Account will be credited with an amount equal to a rate of “interest” determined by the Administrator in its sole discretion for that year multiplied by the Participant’s Account balance on the first day of the Plan Year.

ARTICLE IV

BENEFIT PAYMENTS

Section 4.1. Time of Payment of Benefits. A Participant (or, in the event of his death, his beneficiary) will receive payment of his Account balance (as determined under Article III) as soon as administratively practicable following the later of (i) date the Participant terminates employment with the Company and all Affiliates or (ii) the date the Participant attains age 55 (or would have attained age 55, if payment is to be made to the beneficiary and the Participant dies before age 55). Notwithstanding the foregoing, no payment will be made to a Participant unless he is a Vested Participant and his Account is not forfeited, as provided in Section 4.3.

Section 4.2. Manner of Payment. The Account balance payable to a Participant under Section 4.1 will be paid in a single cash payment.

Section 4.3. Vesting. A Participant will become a “Vested Participant” upon the earlier of his (i) attainment of age 55, or (ii) completion of ten years of continuous service with the Company or an Affiliate (beginning with the Participant’s most recent hire date with the Company or an Affiliate). A Participant will also become a Vested Participant upon his death or total and permanent disability. For purposes of this Plan, a Participant will be deemed to have incurred a total and permanent disability if the Participant has a disability as determined for purposes of the Federal Social Security Act which qualifies the Participant for permanent disability insurance payments in accordance with such Act. A minimal level of earnings in restricted activity during any period of disability shall not disqualify a Participant from receiving disability benefits for such period if the disabled Participant receives disability benefits under the Social Security Act for the same period. If a Participant’s employment terminates before the Participant has attained age 55 or completed ten years of continuous service and the Participant is rehired and is again designated to participate, his prior service with the Company or an Affiliate will be disregarded.

Notwithstanding the foregoing, in the event the Participant is terminated for Cause by the Company, the Participant will forfeit his Account so that no payment will be made to the Participant or any beneficiary. For purposes of this Plan, the term “Cause” means a reasonable determination by the Administrator that the Participant (i) failed to obey or follow the reasonable and lawful orders or rules of the Company’s President or Board of Directors (including those described in the employee handbooks, or policies of the Company which are applicable to him), (ii) failed to achieve reasonable performance objectives, (iii) acted with gross negligence in the performance of his obligations or in a manner materially detrimental to the Company or an Affiliate, (iv) willfully breached or habitually neglected his duty to the Company, or (v) has been convicted of a felony or committed any act involving dishonesty, theft or fraud.

ARTICLE V

BENEFIT CLAIMS

A Participant need not file a claim to receive his benefit under the Plan. However, if a Participant wishes to do so, a claim must be in writing and filed with the Administrator. If a claim is denied, the Administrator will furnish the claimant with written notice of its decision, setting forth the specific reasons for the denial, references to the Plan provisions on which the denial is based, additional information necessary to perfect the claim, if any, and a description of the procedure for review of the denial. A claimant may request a review of the denial of a claim for benefits by filing a written application with the Administrator within 60 days after the claimant receives notice of the denial. The claimant is entitled to review pertinent Plan documents and submit written issues and comments to the Administrator. The Administrator, within a reasonable time after it receives a request for review, will undertake that review and will furnish the claimant with written notice of its decision, setting forth the specific reasons for the decision and references to the pertinent Plan provisions on which the decision is based.

ARTICLE VI

AMENDMENT AND TERMINATION OF THE PLAN

Section 6.1. Amendment of the Plan. The Company may amend the Plan at any time in its sole discretion. Notwithstanding the foregoing, the Company may not amend the Plan to reduce a Participant’s Account balance as determined on the day preceding the effective date of the amendment.

Section 6.2. Termination of the Plan. The Company may terminate the Plan at any time in its sole discretion. Absent an amendment to the contrary, Plan benefits that had accrued prior to the termination will be paid at the times and in the manner provided for by the Plan at the time of the termination.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Governing Law. The Plan shall be construed, regulated and administered according to the laws of the State of Indiana, without reference to that state’s choice of law principles, except in those areas preempted by the laws of the United States of America in which case the federal laws will control.

Section 7.2. Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the Plan provisions. In any necessary construction, the masculine will include the feminine and the singular the plural, and vice versa.

Section 7.3. Withholding of Taxes. The Company, or any Affiliate designated by the Company, will withhold from any amount payable under this Plan all federal, state, city and local taxes as legally required.

Section 7.4. Spendthrift Clause. No benefit or interest available under the Plan will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s beneficiary, either voluntarily or involuntarily.

Section 7.5. Counterparts. This Plan may be executed in any number of counterparts, each one constituting but one and the same instrument, and may be sufficiently evidenced by any one counterpart.

Section 7.6. No Enlargement of Employment Rights. Nothing contained in the Plan may be construed as a contract of employment between the Company or an Affiliate and any person, nor may the Plan be deemed to give any person the right to be retained in the employ of the Company or an Affiliate or limit the right of the Company or an Affiliate to employ or discharge any person with or without cause.

Section 7.7. Limitations on Liability. Notwithstanding any other provision of the Plan, none of the Company, the Affiliates, the committee members and each individual acting as an employee or agent of any of them will be liable to any Participant, employee or beneficiary for any claim, loss, liability or expense incurred in connection with the Plan, except when the same has been judicially determined to be due to the gross negligence or willful misconduct of that person.

Section 7.8. Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless a prior claim for the distribution has been made by a duly qualified guardian or other legal representative), then, unless and until a claim for the distribution has been made by a duly appointed guardian or other legal representative of the person, the Administrator may provide for the distribution to be made to any other individual or institution then contributing toward or providing for the care and maintenance of the person. Any payment made for the benefit of the person under this Section 7.8 will be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan.

Section 7.9. Corporate Successors. In the event of the dissolution, merger, consolidation or reorganization of the Company or the sale of the Company of all or substantially all of its assets, provision may be made by which the Plan will be continued by the Company’s successor; and, in that event, the successor will be substituted for the Company under the Plan. Upon the substitution, the successor will assume all Plan liabilities and will assume all of the powers, duties and responsibilities of the Company under the Plan.

Section 7.10. Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying on the evidence considers pertinent and reliable, and signed, made or presented by the proper party or parties.

Section 7.11. Action by Company. Any action required of or permitted by the Company under the Plan will be by resolution of the Company’s Board of Directors, or by a person or persons authorized by resolution of that Board of Directors.

Section 7.12. Severability. In the event any provisions of the Plan are held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if the illegal or invalid provisions had never been contained in the Plan.

Section 7.13. Funding. Benefits payable under this Plan to a Participant or to a beneficiary or beneficiaries will be paid directly by the Company from its general assets. The Company is not required to segregate on its books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Company may, however, in its sole discretion, set funds aside in investments, including a so-called “rabbi trust,” to meet its anticipated obligations under the Plan. Any such action or set-aside may not be deemed to create a trust of any kind between the Company and any Participant or beneficiary or beneficiaries or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured creditor of the Company.

Section 7.14. Information to be Furnished by Participants. Participants, or any other persons entitled to benefits under the Plan, must furnish the Administrator with any and all documents, evidence, data or other information the Administrator considers necessary or desirable for the purpose of administering the Plan. Benefit payments under the Plan are conditioned on the Participant (or other person who is entitled to benefits) furnishing full, true and complete data, evidence or other information to the Administrator, and on the prompt execution of any document reasonably related to the administration of the Plan requested by the Administrator.